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                                 June 10, 1996


Ryerson Tull, Inc.
2621 West 15th Place
Chicago, Illinois  60608

     Re:  Class A Common Stock, $1.00 par value per share
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Ladies and Gentlemen:

     We have acted as counsel to Ryerson Tull, Inc., a Delaware corporation (the "Company"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the public offering of up to 6,000,000 shares of the Company's Class A Common Stock, $1.00 par value per share, including preferred share purchase rights (the "Class A Common Stock"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-1 (the "Registration Statement") relating to such shares of Class A Common Stock. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that, upon completion of the Corporate Proceedings, the Class A Common Stock will have been duly authorized for issuance and, when the Class A Common Stock is delivered in accordance with the Underwriting Agreements in substantially the forms filed as Exhibits 1.1 and
1.2 to the Registration Statement and the Corporate Proceedings, it will be validly issued, fully paid and non-assessable by the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of Class A Common Stock."

                                       Very truly yours,



                                       MAYER, BROWN & PLATT